Exhibit 99.1

Nucor Announces Share Repurchase Program and 170th Consecutive Cash Dividend

CHARLOTTE, N.C., Sept. 2, 2015 /PRNewswire/ -- The board of directors of Nucor Corporation (NYSE: NUE) today approved the repurchase of up to $900 million of the company's common stock. Share repurchases will be made from time to time in the open market at prevailing market prices, through private transactions or block trades. The timing and amount of repurchases will depend on market conditions, share price, applicable legal requirements and other factors. The board of directors also terminated any previously authorized repurchase programs.

In a separate action, Nucor's board of directors declared the regular quarterly cash dividend of $0.3725 per share on Nucor's common stock. This cash dividend is payable on November 10, 2015 to stockholders of record on September 30, 2015, and is Nucor's 170th consecutive quarterly cash dividend.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2014 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208